THE CROWLEY PORTFOLIO GROUP, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                          THE ARTICLES OF INCORPORATION

      THE CROWLEY GROUP INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation") and registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, hereby certifies, in accordance with the requirements of
Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Corporation has authority to issue a total of Five Hundred Million (500,000,000) shares of stock, with a par value of One Cent ($.01) per share, having an aggregate par value of Five Million Dollars ($5,000,000) all of which shall be considered common stock. Of such Five Hundred Million (500,000,000) shares of the stock, Four Hundred Fifty Million (450,000,000) shares have been classified and allocated to the three existing series of the Corporation as follows: One Hundred Fifty Million (150,000,000) shares have been classified and allocated to each of The Crowley Income Portfolio, The Crowley Diversified Management Portfolio and The Crowley Growth and Income Portfolio. Fifty Million (50,000,000) shares of the Corporation's authorized stock remain unclassified and unallocated.

      SECOND: The Board of Directors of the Corporation at a meeting held on September 30, 1998, has adopted a resolution reclassifying One Hundred Fifty Million (150,000,000) shares of the unissued stock (par value $.0l per share) of the Corporation previously classified and allocated to the series of stock designated "The Crowley Growth and Income Portfolio" and by such resolution restoring such One Hundred Fifty Million (150,000,000) shares to the status of authorized but unclassified and unallocated shares of Common Stock of the Corporation.

      THIRD: Following the aforesaid reclassification, the total number of shares of stock which the Corporation has authority to issue remains Five
Hundred Million (500,000,000) shares, with a par value of One Cent ($.0l) per share, having an aggregate par value of Five Million Dollars ($5,000,000), and of such Five Hundred Million (500,000,000) shares of stock, Three Hundred Million (300,000,000) shares have been allocated to the two existing series of the Corporation as follows: One Hundred Fifty Million (150,000,000) shares have been classified and allocated to each of The Crowley Income Portfolio and The Crowley Diversified Management Portfolio. Two Hundred Million (200,000,000) shares of the Corporation's stock remain authorized but unclassified and unallocated.

      FOURTH: A description of the shares of each series, with the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set by the Board of Directors of the Corporation is set forth in the Articles of Incorporation of the Corporation, as amended.

      FIFTH: The shares aforesaid have been duly reclassified by the Board of Directors pursuant to authority contained in the Fifth Article of the Articles of Incorporation of the Corporation, as amended.

      SIXTH: These Articles Supplementary shall become effective immediately upon filing.

      IN WITNESS WHEREOF, The Crowley Portfolio Group, Inc. has caused these Articles to be signed in its name and on its behalf on this ____ day of _________________, 1998.

                        THE CROWLEY PORTFOLIO GROUP INC.

                        By:     _________________
                                Robert A. Crowley
                                President

ATTEST:

________________________
Frederick J. Crowley, Jr.
Secretary

      THE UNDERSIGNED, President of THE CROWLEY PORTFOLIO GROUP, INC., who executed on behalf of the said Corporation the foregoing Articles Supplementary, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained therein with respect to the approval thereof are true in all material respects.